As filed with the Securities and Exchange Commission on January 24, 2014

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPS COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2015127
(State of incorporation)	(IRS Employer Identification No.)

333 South Seventh Street, Suite 1000

Minneapolis, MN 55402

(Address of Principal Executive Offices) (Zip Code)

SPS COMMERCE, INC. 2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copy to:

Archie C. Black President and Chief Executive Officer SPS Commerce, Inc. 333 South Seventh Street, Suite 1000 Minneapolis, MN 55402 (612) 435-9400	Jonathan R. Zimmerman Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 (612) 766-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	965,527 shares(2)	$67.66	$65,322,729.20	$8,413.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) of the Registrant.
(2)	Represents 965,527 additional shares of common stock reserved for future issuance under the 2010 Equity Incentive Plan.
(3)	Computed in accordance with Rule 457(h) and 457(c) of the Securities Act of 1933. Such computation is based on the average of the high and low prices as reported on the Nasdaq Global Market on January 17, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 965,527 shares of the Company’s common stock to be issued pursuant to the SPS Commerce, Inc. 2010 Equity Incentive Plan (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements previously filed with the Securities and Exchange Commission (the “Commission”) relating to the Plan (File No. 333-167315, 333-172073, 333-179236 and 333-185972) are incorporated by reference herein.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents of SPS Commerce, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 6, 2013, including all material incorporated by reference therein;

(2)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 2, 2013, August 1, 2013 and October 30, 2013, respectively, including all material incorporated by reference therein;

(3)	The Company’s Current Reports on Form 8-K filed on February 6, 2013 (filing pursuant to Item 5.02), May 16, 2013, June 6, 2013, November 20, 2013, November 25, 2013, and January 22, 2014, including all material incorporated by reference therein;

(4)	The description of the Company’s Common Stock contained in its registration statement on Form 8-A, filed with the SEC on April 19, 2010, including any amendments or supplements thereto.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished and not filed with the Commission in a Current Report on Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. The Company’s bylaws provide that it will indemnify and advance expenses to its directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by law; provided, however, that if the Company enters into an indemnification agreement with such directors or officers, such agreement controls.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

The Company’s certificate of incorporation provides that its directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law. These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. The Company’s bylaws permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to the Company, regardless of whether the Company’s bylaws permit indemnification. The Company obtained a directors’ and officers’ liability insurance policy.

As permitted by the Delaware General Corporation Law, the Company entered into indemnity agreements with each of its directors that require it to indemnify such persons against various actions including, but not limited to, third-party actions where such director, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. The Company indemnifies directors against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors, and for any expenses actually and reasonably incurred by such directors in connection with such action, if such directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. The Company also advances to its directors expenses (including attorney’s fees) incurred by such directors in advance of the final disposition of any action after the receipt by the corporation of a statement or statements from directors requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the corporation.

The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the corporation of any action in connection with which a director seeks indemnification or advancement of expenses from the corporation, and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See the Exhibit Index following the signature page.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 24, 2014.

SPS COMMERCE, INC.

By:	/s/ Kimberly K. Nelson
Name:	Kimberly K. Nelson
Title:	Executive Vice President and Chief Financial Officer

We, the undersigned officers and directors of SPS Commerce, Inc., hereby severally constitute Archie C. Black and Kimberly K. Nelson, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the Registration Statement filed herewith and any amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SPS Commerce, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Archie C. Black	President, Chief Executive Officer and Director	January 24, 2014
Archie C. Black	(principal executive officer)

/s/ Kimberly K. Nelson	Executive Vice President and Chief Financial Officer	January 24, 2014
Kimberly K. Nelson	(principal financial and accounting officer)

/s/ Michael B. Gorman	Director	January 24, 2014
Michael B. Gorman

/s/ Martin J. Leestma	Director	January 24, 2014
Martin J. Leestma

/s/ Philip E. Soran	Director	January 24, 2014
Philip E. Soran

Director
Michael A. Smerklo

/s/ George H. Spencer, III	Director	January 24, 2014
George H. Spencer, III

/s/ Sven A. Wehrwein	Director	January 24, 2014
Sven A. Wehrwein

EXHIBIT INDEX

Exhibit	Description	Manner of Filing

4	Specimen Certificate representing shares of common stock of the Registrant	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-163476), filed with the SEC on March 5, 2010)

5	Opinion of Faegre Baker Daniels LLP	Filed Electronically

23.1	Consent of Faegre Baker Daniels LLP	Included in Exhibit 5

23.2	Consent of Grant Thornton LLP	Filed Electronically

24	Powers of Attorney	Included with Signatures

99.1	SPS Commerce, Inc. 2010 Equity Incentive Plan	Incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-163476), filed with the SEC on March 5, 2010

99.2	Form of Incentive Stock Option Agreement under SPS Commerce, Inc. 2010 Equity Incentive Plan	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 17, 2012

99.3	Form of Non-Statutory Stock Option Agreement (Employee) under SPS Commerce, Inc. 2010 Equity Incentive Plan	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 17, 2012

99.4	Form of Non-Statutory Stock Option Agreement (Director) under SPS Commerce, Inc. 2010 Equity Incentive Plan	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 17, 2012

99.5	Form of Restricted Stock Unit Award Agreement under SPS Commerce, Inc. 2010 Equity Incentive Plan	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 17, 2012

99.6	Form of Restricted Stock Award Agreement under SPS Commerce, Inc. 2010 Equity Incentive Plan	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 8, 2012